Exhibit 99

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14 (a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement    [ ] Confidential, for Use of the Commission
                                         Only
                                         (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Goran Capital Inc.
_______________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)    Title of each class of securities to which transaction applies:
             .................................................................
       2)    Aggregate number of securities to which transaction applies:
             .................................................................
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
             (Set forth the amount on which the filing fee is calculated and state how it was determined):
             .................................................................
       4)    Proposed maximum aggregate value of transaction:
             .................................................................
       5)    Total fee paid:
             .................................................................

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount Previously Paid:
             .................................................................
       2)    Form, Schedule or Registration Statement No.:
             .................................................................
       3)    Filing Party:
             .................................................................
       4)    Date Filed:
             .................................................................

                               GORAN CAPITAL INC.
                                  FORM OF PROXY
            PROXY SOLICITED BY MANAGEMENT OF THE CORPORATION FOR THE
           ANNUAL OF SHAREHOLDERS TO BE HELD ON TUESDAY, JUNE 15, 1999

1. The undersigned shareholder of Goran Capital Inc. (the "Corporation") hereby appoints G. Gordon Symons, Chairman of the Board, whom failing Alan G.
    Symons, CEO, or instead of either of them..................as Proxy for the undersigned, to attend, vote and act for and on behalf of the undersigned at the Annual and Special Meeting of the Shareholders of the Corporation (the "Meeting") to be held at the City of Toronto on Tuesday, June 15, 1999, and at any adjournment thereof, in the same manner, to the same extent and with the same power as if the undersigned were present at the Meeting or any adjournment thereof, and the undersigned hereby revokes any former instrument appointing a Proxy for the undersigned at the Meeting or at any adjournment thereof.

The Shares represented by this Proxy are to be:

1.   VOTED FOR__   OR   WITHHELD FROM VOTING___    in the election of Directors.

2.   VOTED FOR__   OR   WITHHELD FROM VOTING___    in the appointment of the
                                                    auditor.

3.  VOTED FOR__    OR   VOTED AGAINST___         a resolution apprvoing the re-
                                                 pricing certain options to
                                                 purchase shares of the
                                                 Corporation to a maximum price
                                                 of $14.70 (Cdn.) per share.


         DATED this ______ day of _____________________, 1999.




                                          .....................................
                                          Signature of Shareholder
Notes:
1. THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ACCOMPANYING THIS CIRCULAR ARE DIRECTORS AND OFFICERS OF THE CORPORATION. A SHAREHOLDER OF THE CORPORATION HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS SPECIFIED IN SUCH FORM OF PROXY AND WHO NEED NOT BE A SHAREHOLDER OF THE CORPORATION TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING. SUCH RIGHT MAY BE EXERCISED BY STRIKING OUT THE NAMES OF THE PERSONS SPECIFIED IN THE FORM OF PROXY, INSERTING THE NAME OF THE PERSON TO BE APPOINTED IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY, SIGNING THE FORM OF PROXY AND RETURNING IT IN THE REPLY ENVELOPE IN THE MANNER SET OUT IN THE ACCOMPANYING NOTICE OF MEETING.
2. If this Form of Proxy is to be utilized, it should be dated and must be signed by the shareholder or his attorney authorized in writing. If this Form of Proxy is not dated in the space provided, it will be deemed to bear the date on which it was mailed to shareholders.
3. If it is desired that the shares represented by this Proxy are to be withheld from voting in the election of Directors or the appointment of the auditor or against the resolution approving the re-pricing of certain options, the appropriate box or boxes above must be marked. If no specification has been made with respect to voting or withholding from voting in the election of directors or appointment of Auditor, the Proxy nominees are instructed to vote the shares represented by this Proxy for such matters.
4. If any amendments or variations to the matters referred to above or to any other matters identified in the Notice of Meeting are proposed at the Meeting or any adjournment or adjournments thereof, or if any other matters which are not known to management should properly come before the Meeting or any adjournment or adjournments thereof, this Proxy confers discretionary authority on the person voting the Proxy to vote on such amendments or variations or such other matters in accordance with the best judgment of such person.
5. This Proxy should be voted, dated and signed and returned in the enclosed envelope to CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario M5H 4A6 or presented in person at the meeting to be held June 15, 1999, at 181 University Avenue, Suite 1101, Toronto, Ontario, at 10:00 a.m.

                               GORAN CAPITAL INC.


              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS


         NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of the Shareholders of Goran Capital Inc. (the "Corporation") will be held at 181 University Avenue, Suite 1101, Toronto, Ontario, on Tuesday, June 15, 1999, at 10:00 a.m., Toronto time, for the following purposes:

         1. To receive the annual report and financial statements of the Corporation for the year ended December 31, 1998, and the report of the auditor thereon;
         2.  To elect directors;
         3. To appoint an auditor and to authorize the directors to fix the auditor's remuneration;
         4. To consider, and if thought fit, approve a repricing of certain of the Stock Options issued by the Corporation.
         5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The accompanying management information circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this Notice.

         Shareholders who are unable to attend the Meeting are requested to date, sign and return the accompanying form of proxy in the envelope provided for that purpose.

         DATED at Toronto, this 13th day of April, 1999.

                                                      BY ORDER OF THE BOARD


                                                      ALAN G. SYMONS
                                                      CEO and President

April _____, 1999





Dear Shareholder:

Re:  Supplemental Mailing List

If you wish to have your name added to the supplemental mailing list of Goran Capital Inc. so you may receive the Corporation's quarterly reports which contain interim unaudited financial statements, please fill in your name and address in the space provided below and return to our transfer agent, CIBC Mellon Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario M5H 4A6.


         NAME:__________________________________________________
                      Please print

         ADDRESS:_______________________________________________


         CITY:__________________________________________________


         PROVINCE/STATE:___________POSTAL CODE/ZIP CODE:________


I hereby confirm that I am the owner of shares issued by the above-mentioned Corporation.


         SIGNATURE:________________________________________

         DATE:_____________________________________________

                               GORAN CAPITAL INC.


                            MANAGEMENT PROXY CIRCULAR


                             Solicitation of Proxies

         This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Goran Capital Inc. (the "Corporation") for use at the Annual and Special Meeting (the "Meeting") of Shareholders of the Corporation to be held Tuesday, June 15, 1999, at 10:00 a.m., (Toronto time) or at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by telephone or by telecopier, by directors, officers or regular employees of the Corporation. The costs of such solicitation will be borne by the Corporation.

The Corporation will provide to any person or company, upon written request to the Secretary of the Corporation, a copy of:

         (a) its latest annual information form together with one copy of any document, or the pertinent pages of any document, incorporated therein by reference, filed with the applicable securities regulatory authorities under the Prompt Offering Qualification System;

         (b) its comparative financial statements for the year ended December 31, 1998, together with the accompanying report of the auditor and one copy of any interim financial statements of the Corporation subsequent to December 31, 1998; and

         (c)      this Circular.

                              Revocation of Proxies

         A shareholder who has given a proxy may revoke it at any time to the extent it has not been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or his attorney authorized in writing, and deposited either at the registered office of the Corporation at any time up to 5:00 p.m. (Toronto time) on the last business day preceding the day of the Meeting, or any adjournment thereof, at which the Proxy is to be used, or with the Chairman of the Meeting prior to the beginning of the Meeting on the day of the Meeting, or any adjournment thereof or in any other manner provided by law.

               Voting of Shares Represented by Management Proxies

         The persons specified in the enclosed form of proxy are directors and officers of the Corporation and will represent management at the Meeting. Each shareholder of the Corporation has the right to appoint a person (who need not be a shareholder), other than the persons specified in the enclosed form of proxy, to attend for him and on his behalf at the Meeting or any adjournment thereof. Such right may be exercised by striking out the names of the specified persons and inserting the name of the shareholder's nominee in the space provided or by completing another appropriate form of proxy and, in either case, signing, dating and delivering the form of proxy to the Corporation prior to the holding of the Meeting.

         The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions thereon. In the absence of such specifications, such shares will be voted in favour of each of the matters referred to herein.

         The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, that may properly come before the Meeting. As of the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than routine matters incidental to the conduct of the Meeting. However, if any other matters that are not known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxy.

Voting Securities

         The only voting securities of the Corporation currently outstanding and entitled to be voted at the Meeting are 5,876,398 common shares as of April 12, 1999 each of which carries one vote.

         The Corporation has fixed April 30, 1999 as the Record Date for the Meeting. The Corporation will prepare a list of the holders of common shares at the close of business on that day. Each person named in such list is entitled to be present and vote the shares shown opposite his name on such list at the Meeting except to the extent that he has transferred ownership of any of his shares after that date and the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns the shares and demands, not later than ten days before the Meeting, that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting or any adjournment thereof.

                     Principal Holders of Voting Securities

         To the knowledge of the directors and officers of the Corporation, the following are the only persons who beneficially own or exercise control or
direction  over  more  than  10%  of  the  outstanding   common  shares  of  the
Corporation:


                                Number of Common Shares          Percentage of
                                  Beneficially Owned,            Outstanding
Name                            Controlled or Directed 1         Common Shares

Symons International Group
Ltd. 2                                 1,646,413                      28.0%

G. Gordon Symons                         479,111                       8.2%

Alan G. Symons                           557,965                       9.4%

Douglas H. Symons                        251,455                       4.3%


  1 The information as to beneficial ownership of shares not being within the knowledge of the Corporation, has been furnished by the persons and companies listed above. Information presented is as of March 18, 1999 and does not reflect shares under option.
  2 Mr. G. Gordon Symons is the controlling shareholder of Symons International Group LTD., a private company, and Mr. G. Gordon Symons is the father of Alan and Douglas Symons.

                    Particulars of Matters to be Acted Upon

         At the Meeting, shareholders will be asked to elect directors, to appoint an auditor and to consider and, if thought fit, approve a Shareholders Resolution approving the re-pricing of certain options to purchase shares of the Corporation to a maximum price of $14.70 (Cdn.) per share and to deal with other matters which may properly come before the Meeting.

                              Election of Directors

         The Articles of the Corporation currently provide for a board consisting of a minimum of three and a maximum of ten directors. The board currently consists of seven Directors until otherwise determined by further resolution of the board of directors of the Corporation.

         Unless otherwise specified therein, proxies received in favour of management nominees will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) whose term of office will continue until the next Annual Meeting of Shareholders or until they are removed or their successors are elected or appointed in accordance with the Canada Business Corporations Act and the by-laws of the Corporation.

                                                        Year First        Number of Commons
Name and Principal              Position in the           Became          Shares of the Corporation
Occupation                      Corporation               Director        Beneficially Owned1

G. Gordon Symons                Chairman of the Board      1986                2,125,524 4
Chairman of the Board
Goran Capital Inc.

Alan G. Symons2                 CEO and President          1992                  557,965
CEO and President
Goran Capital Inc.

Douglas H. Symons3              COO and Vice               1989                  251,455
President, Symons               President
International Group,
Inc., Chief Operating
Officer, Goran Capital Inc.

J. Ross Schofield,3 President   Director                   1992                    3,800
Schofield Insurance Brokers

David B. Shapira,2 President    Director                   1989                  100,000
Medbers Limited

James G. Torrance, Q.C.2        Director                   1995                    2,000
Partner Emeritus
Smith Lyons, Barristers & Solicitors

John K. McKeating2              Director                   1995                    2,000
Former Owner
Vision 2120, Inc.


1 Information as to the shareholdings of each nominee has been provided by the nominee.
2  Member of the Audit Committee.
3  Member of the Compensation Committee.
4 Includes 1,646,413 shares owned by Symons International Group Ltd., a private company of which Mr. G. Gordon Symons is the controlling shareholder.


         Each of the foregoing nominees has held the principal occupation indicated above during the past five years except: (i) David B. Shapira who prior to 1995 was the President of Morse Jewelers Inc.

                    Proposed Re-Pricing of Certain Options to
                   Purchase Common Shares of the Corporation

         On November 10, 1998, the directors of the Corporation passed, by unanimous written consent, resolutions (the "Re-Pricing Resolutions") that re-priced certain options to purchase common shares of the Corporation that had been previously granted to participants in the Corporation's Share Option Plan (the "Plan"). The Re-Pricing Resolutions specified that the new exercise price for such options (the "New Price") was to be the closing price of the Corporation's common shares on the Toronto Stock Exchange (the "TSE") the business day prior to the passage of the Re-Pricing Resolutions. The New Price is $14.70 (Cdn.) per share. The Re-Pricing Resolutions went on to state that the New Price shall not be effective, and no options may be exercised pursuant to the Plan at the New Price, unless and until the disinterested shareholders of the Corporation shall have approved the New Price.

         The price of the Corporation's publicly traded shares fell dramatically during October, 1998. As a consequence, the Exercise Price of all options to purchase common shares of the Corporation granted pursuant to the Plan after January 1, 1996 was above the market price of the Corporation's shares.

         Options to purchase common shares of the Corporation are granted by the directors from time to time to incentivize management and other Plan participants to maximize shareholder value. The board has determined that the re-pricing is very important to the Corporation's ability to retain and incentivize key management personnel. Should the Re-Pricing Resolutions fail to receive the necessary shareholder approval, the Corporation is at risk in that certain key management personnel may leave the Corporation, thereby hampering the ability of the Corporation to achieve its business objectives.

         The following chart sets forth the Stock Options subject to the Re-Pricing Resolutions and the New Price, as well as the original exercise price and other data.

                    New Price 1                           $14.70
                    Closing Price on March 3, 1999        $11.30
                    Total Options Outstanding             695,572

         Options subject to Re-Pricing, with Original Exercise Price:


                           100,301  @       $16.50
                           180,494  @       $29.00
                             7,861  @       $39.00
                            74,970  @       $40.00
                            33,000  @       $41.00
                           256,000  @       $35.00
                           -------
                           652,626


----------------
1 The closing TSE price of the Company's shares on November 9, 1998.
  All monetary amounts are denominated in Cdn. dollars.

         As can be seen from the above Table, almost 94% of the Corporation's outstanding share purchase options, have an original exercise price in excess (in some cases materially so) of the current market price of the Corporation's shares. This situation, in the opinion of the Corporation's directors, is undesirable in that properly incentivizing management is made extremely difficult in these current circumstances.

         A vote FOR proposal 3 would re-price the 652,626 Options in the above schedule to a uniform price of $14.70 (Cdn.) via adoption of the following shareholders' resolution:

         RESOLVED; we the disinterested shareholders of Goran Capital Inc. ("Goran" or "Company"), being neither officers, directors, controlling shareholders, participants in the Company's share option plan ("Plan") or an associate of any of them, (collectively, the "Disinterested Shareholders") hereby resolve that it is in the best interests of the Company and its Shareholders to incentivize Company management to maximize Shareholder value; and

         FURTHER RESOLVED; that we, the Disinterested Shareholders hereby resolve that re-pricing the options to purchase shares of the Company's stock outlined in Appendix I to a uniform exercise price of $14.70 (Cdn.) per share, achieves our desired result of incentivizing management; and

         FURTHER RESOLVED; that the Disinterested Shareholders hereby approve the re-pricing of the 652,626 options to purchase shares of the Company's common shares as set forth on Appendix I to a uniform price of $14.70 per share; and

         FURTHER RESOLVED; that the officers of the Company, or the any of them, are hereby authorized, directed and empowered to do all things as our necessary to accomplish the foregoing Resolutions.

                      Directors' and Officers' Remuneration

         The aggregate remuneration paid by the Corporation and its subsidiaries to its five highest paid employees or officers, including the three directors who are also officers of the Corporation, during the financial year ended December 31, 1998 was $1,974,345 all in the form of salary, bonus and consulting fees.

         In 1998, the Corporation's directors received (i) a flat annual fee of $10,000 for each director; and (ii) a $1,000 fee for each board or committee meeting attended. In addition, Committee Chairmen received an additional $1,000 per quarter.

                  Interest of Insiders in Material Transactions

         Reference is made to the 1998 Annual Report, sent to each shareholder with this management proxy circular, and to Note 12, Related Party Transactions, to the Corporation's financial statements as at and for the year ended December 31, 1998.

            Indebtedness of Officers and Directors of the Corporation

         The following directors and officers of the Corporation were indebted to the Corporation, or its subsidiaries, in amounts exceeding $10,000 during 1998. All amounts listed in this section are denominated in U.S. Dollars.


Name and
Municipality of                            Largest Loan
Residence                Date of Loan      Balance During 1998   Present Balance

G. Gordon Symons        June 30, 1986           $115,807            $115,807
                        February 28, 1986       $156,495            $156,495

Alan G. Symons          June 30, 1986            $19,772              $6,617
                        February 24, 1988        $27,309             $27,309
                        March 19, 1998          $887,444                  $0
                        October 15, 1998        $562,413                  $0
                        Throughout 1998         $102,051                  $0

Douglas H. Symons       June 30, 1986            $15,000              $9,798
                        February 24, 1988         $2,219              $2,219
                        November 1, 1990         $68,050                  $0
                        April 20, 1998          $260,358                  $0
                        October 15, 1998        $594,517                  $0
                        Throughout 1998          $22,533                  $0
                        October, 1998           $600,000                  $0


         The foregoing loans to G. Gordon Symons are on account of loans to purchase common shares of the Corporation. Such loans are collateralized by pledges of the common shares of the Corporation acquired and are payable on demand and are interest free.

         Loans made to Alan G. Symons in 1986 and 1988 were made to facilitate the purchase of common shares of the Corporation. These loans are payable upon demand and are interest free. The loan to Alan G. Symons dated March 19, 1998, bears interest at the rate of 5.85% and was secured by a pledge of his options to purchase shares in GGS Management, Inc. This loan was repaid in April, 1999. The loan to Alan G. Symons dated October 15, 1998, bears interest at the rate of 7.25% and the proceeds were used to facilitate the exercise of options to purchase common shares of the Corporation. This loan was repaid in April, 1999. Symons International Group, Inc. ("SIG"), a subsidiary of the Corporation, made various advances to Alan G. Symons throughout 1998, primarily to facilitate the payment of interest on a loan from an unrelated third party relating to the purchase of SIG stock at the time of its Initial Public Offering ("IPO") in 1996. This loan was repaid in April, 1999.

         The loans to Douglas H. Symons in 1986 and 1988 were to facilitate the purchase of common shares of the Corporation. Such loans are collateralized by pledges of the common shares of the Corporation and are payable upon demand and are interest free. The loan to Douglas H. Symons in November, 1990, bears interest at the rate of prime plus 1%, the proceeds being used to facilitate the purchase of a primary residence. This loan was repaid in April, 1999. The loan to Douglas Symons dated April 20, 1998 bears interest at the rate of 5.85%, with the proceeds of this loan being used to help facilitate the exercise of options to purchase stock in the Corporation. This loan was repaid in April, 1999. This loan was secured by a pledge of options to purchase shares in GGS Management, Inc. The loan to Douglas H. Symons dated October 15, 1998, bears interest at the rate of 7.25%. The proceeds of this loan were used to help facilitate the exercise of options to purchase stock of the Corporation. This loan was repaid in April, 1999. The advances made to Douglas H. Symons throughout 1998 were used to pay interest on a loan from an unrelated third party which was undertaken to enable him to acquire stock of SIG at the time of its IPO. This loan was repaid in April, 1999. In October, 1998, an affiliate of the Corporation advanced $600,000 to Douglas H. Symons on an interest-free basis. The outstanding balance of this advance was $300,000 at December 31, 1998 and was entirely repaid in January, 1999.

         On October 24, 1997, SIG guaranteed a loan from an unrelated third party to Dennis G. Daggett, the President of the Corporation subsidiary, IGF Insurance Company. The $290,000 loan is due February 10, 2001 and carries a 7.75% interest rate.

         In April, 1999, the Corporation guaranteed loans from an unrelated third party to Alan G. Symons and Douglas H. Symons in the approximate amounts of $1,552,000 and $945,000, respectively. The Corporation's guarantee to the unrelated third party is secured by a pledge of certain shares of stock of SIG owned by the Corporation. In turn, Alan G. Symons and Douglas H. Symons have executed guarantees in favor of the Corporation which are triggered in the event the Corporation shall perform on its guarantee to such unrelated third party. The guarantees by Alan and Douglas Symons are secured by all shares of SIG and the Corporation and options to purchase shares of SIG and the Corporation held respectively by Alan and Douglas Symons.

                             Executive Compensation

         The aggregate cash compensation paid by the Corporation and its subsidiaries to the Corporation's five most highly paid executive officers, (the "Executive Officers"), (including officers of its subsidiaries) including salaries, fees, commissions and bonuses, during 1998 was $1,691,374 (U.S.). The aggregate value of compensation, other than that referred to above, paid to executive officers during 1998 does not exceed $10,000 times the number of Executive Officers.

         Table 1 sets forth certain compensation information, paid by the Corporation and its subsidiaries, to the Corporation's Chief Executive Officer and each of the Corporation's other Executive Officers during the Corporation's three most recently completed fiscal years.

TABLE 1:  SUMMARY COMPENSATION TABLE


                                                                           Long-term
                                                Annual Compensation          Awards
                                                                           Securities
                                                                           Under
                                  Salary      Bonus       Other Annual     Options        All Other
Name and                          US $        US $        Compensation     Granted        Compensation
Principal Position      Year      Note A      Note A      US$ Note B       (#) Note C     US$

G. Gordon               1998           $0           $0         Nil           34,000        $600,000 H
Symons, Chairman        1997           $0           $0         Nil          166,651        $440,000 H
                        1996     $171,000     $393,945         Nil           51,524        $170,799 E

Alan G. Symons          1998     $400,000 F         $0 I       Nil          217,920        Note B
CEO, President          1997     $378,230     $300,000 G       Nil            9,650        Note B
and Secretary           1996     $242,786     $143,333         Nil           51,399        Note B

Douglas H. Symons       1998     $300,000 K         $0 J       Nil           20,000        Note B
Vice President and      1997     $200,000     $200,000 G       Nil            9,650        Note B
COO                     1996     $195,973      $50,000         Nil           54,333        Note B

Dennis G. Daggett       1998     $186,923 K         $0         Nil           12,000        Note B
President, IGF          1997     $180,000 K   $270,000 K       Nil            1,000        Note B
Insurance Company       1996     $174,077     $150,000         Nil                0        N/R

Roger C. Sullivan       1998     $204,451 K         $0         Nil           17,000        Note B
Executive Vice          1997     $169,612 K    $90,176 K       Nil                0        Note B
President, Superior     1996     $118,851      $27,217         Nil                0        N/R
Insurance Company


N/R     Not required.
Note A Salary and bonus are stated in U.S. dollars as the majority of payments are actually made in U.S. dollars.
Note B Aggregate amounts not greater than the lesser of $50,000 and 10% of the total of the annual salary and bonus.
Note C No stock appreciation rights (SAR's), restricted shares, or restricted share units were granted during any of the past three completed fiscal years. Amounts reflect stock options granted during 1998.
Note D  Imputed interest on interest-free stock purchase loan.
Note E Consulting fees paid to companies owned by Mr. G. Gordon Symons including $52,411 paid to such companies by the Company's 67% owned subsidiary, Symons International Group, Inc.
Note F  Includes $300,000 paid by Symons International Group, Inc.
Note G  Includes $200,000 paid by Symons International Group, Inc.
Note H Amount paid by a subsidiary of the Company, Granite ReInsurance Company, Ltd., a Barbados company to companies owned by Mr. G. Gordon Symons.
Note I Alan Symons received $200,000 from Symons International Group, Inc. in 1998 for bonus earned in 1997. No bonuses have been paid in respect of 1998.
Note J Douglas H. Symons received $82,971 from Symons International Group, Inc. in 1998 for bonus earned in 1997. No bonuses have been paid in respect of 1998.
Note K  Amount paid by Symons International Group, Inc.

                           Employee Share Option Plan

         The Corporation has a Share Option Plan (the "Option Plan"). The terms, conditions and limitations of options granted under the Option Plan are determined by the board of directors of the Corporation with respect to each option, within certain limitations. The exercise price per share is payable in full on the date of exercise. Options granted under the Option Plan are not assignable.

         During 1998, options to purchase a total of 305,920 common shares were granted to executive officers pursuant to the Option Plan.

TABLE 2:  OPTION GRANTS DURING 1998


                                                                 Market Value
                                                                 of Common
                                % of Total                       Shares
              Securities        Options                          Underlying
              Under             Granted to    Exercise           Options on the
              Option            Employees     Price              Date of Grant     Expiration
Name          Granted (#)       1998          ($/Share) 1        ($/Share)         Date

G. Gordon       33,000           9.1%          $41.00             $41.00           Apr 1, 2008
Symons           1,000            .3%          $35.00             $35.00           June 16, 2008

Alan G.         63,920          17.6%          $40.00             $40.00           Jan 12, 2008
Symons         154,000          42.3%          $35.00             $35.00           June 16, 2008

Douglas H.      20,000           5.5%          $35.00             $35.00           June 16, 2008
Symons

Dennis G.        2,000            .5%          $40.00             $40.00           Jan 12, 2008
Daggett         15,000           4.1%          $35.00             $35.00           June 16, 2008

Roger C.         2,000            .5%          $40.00             $40.00           Jan 12, 2008
Sullivan        15,000           4.1%          $35.00             $35.00           June 16, 2008


1 In November, 1998, the Goran directors passed resolutions which re-priced all outstanding options with an exercise price in excess of $14.70 (Cdn.). This re-pricing is subject to disinterested shareholder approval as described herein.

TABLE 3: AGGREGATED OPTION EXERCISES DURING 1998 AND YEAR-END OPTION VALUES


                                                                Value of
                    Common                    Unexercised       Unexercised In-
                    Shares                    Options           The-Money
                    Acquired     Aggregate    at FY-End (#)     Options ($)
                    on           Value        Exercisable/      Exercisable/
Name                Exercise     Realized     Unexercisable     Unexercisable 1

G. Gordon Symons     31,000      $1,251,780    252,121/34,000   $509,780/30,600

Alan G. Symons       85,344        $830,390     9,650/217,920    $8,685/196,135

Douglas H. Symons    94,855      $1,113,359      9,650/20,000     $8,685/18,000


1 Based on the TSE Closing Price as of December 31, 1998 of $15.60 (Cdn.) and assumes approval of Option re-pricing to $14.70.

                   Composition of the Compensation Committee

     During 1998, the Compensation Committee of the board of directors consisted of John K. McKeating (Committee Chair), J. Ross Schofield and Douglas H. Symons. Mr. Douglas H. Symons was the Corporation's Vice President and Chief Operating Officer throughout 1998. The role of the Compensation Committee is to review the total compensation of the Corporation's executive officers in an effort to ensure that the Corporation attracts and retains the talent commensurate with its business objectives.
                        Report On Executive Compensation

         The Corporation's Executive Compensation Policy (the "Policy") considers an individual's experience, market conditions (including industry surveys), individual performance and overall financial performance of the Corporation. The Corporation's total compensation program for officers includes base salaries, bonuses and the grant of stock options pursuant to the Option Plan. The Corporation's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, bonus, and value derived from stock options) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the management talent required to serve shareholder, customer and employee interests. The Corporation believes that this program also motivates the Corporation's officers to acquire and retain appropriate levels of share ownership. It is the opinion of the Compensation Committee that the total compensation earned by the Corporation's officers during 1998 achieves these objectives and is fair and reasonable.

         Compensation is comprised of base salary, annual cash incentive (bonus) opportunities, and long-term incentive opportunities in the form of stock options. Individual performance is determined in relation to short and long-term objectives that are established and maintained on an on-going basis. Performance of these objectives is formally reviewed annually and base salary adjusted as a result. Bonus rewards are provided upon the attainment of corporate financial performance objectives as well as the individual's direct responsibilities and their attainment of budget and other objectives.

         The Policy also strives to establish long-term incentives to executive officers by aligning their interests with those of the Corporation's shareholders through award opportunities that can result in the ownership of the Corporation's common shares.

Comparison of 5 Year Cumulative Total Return*
Between Goran Capital Inc. and the TSE 300 Index

Bar graph




Goran Cap Inc (GNCNF)


                              12/93    12/94    12/95    12/96   12/97    12/98

      GORAN CAPITAL INC.        100      157      253      585     896      332
      TSE 300                   100      100      114      147     169      166


                             Appointment of Auditor

         Unless otherwise instructed, the persons named in the enclosed form of proxy intend to vote for the appointment of Schwartz Levitsky Feldman, Chartered Accountants, as auditor of the Corporation to hold office until the next annual meeting of shareholders. Schwartz Levitsky Feldman was first appointed auditor of the Corporation in 1990.

                   Statement of Corporate Governance Practices

         In February, 1995 the Toronto Stock Exchange ("TSE") announced that all companies with a year-end on or after June 30, 1995 would be required to describe their practices of corporate governance with reference to TSE Guidelines previously published. Goran conforms with the majority of these Guidelines except as noted below:

         "Corporate Governance" is the process and structure used to direct and manage the business and affairs of the Corporation to achieve shareholders' objectives. The shareholders of the Corporation elect the directors who, in turn, are responsible for overseeing all aspects of the operation of the Corporation, appointing management and ensuring that the business is managed properly, taking into account the interests of the shareholders.

         The Guidelines suggest that the chairman of the board of directors not be a member of management and state that members of the board's nominating committee should be exclusively non-management directors. In this respect, the Corporation does not comply. The Corporation currently does not have a nominating or corporate governance committee. Further, the knowledge and experience of G. Gordon Symons, the founder of the Corporation and its current chairman, are very important to the Corporation and the board. Further, it is believed that the best interests of the Corporation's shareholders, the Corporation and the board would not be properly served with either Mr. Symons relinquishing his management function or the board appointing a different chairman. The board of the Corporation is currently comprised of seven members, four of whom are "unrelated" within the meaning of the Guidelines and this majority of unrelated directors allows the board the independence of management which is a fundamental cornerstone of the TSE Guidelines.

         Another Guideline states that position descriptions should be developed for the board and for the chief executive officer which delineate and define management's responsibilities. The segregation of duties and responsibilities between the board and its chief executive officer have been traditionally understood but have not been formalized.

         The Corporation has a significant shareholder and the percentage of shares held by individuals or entities who are not directly or indirectly related to the Corporation's significant shareholder is approximately 50%. Yet, the Corporation has a majority of its directors who are unrelated directors. The number of such directors more than fairly reflects the investment in the Corporation by shareholders other than the significant shareholder and those persons or entities directly or indirectly related to the significant shareholder. Therefore, the unrelated directors (and the board as a whole) are in a position to fairly represent minority shareholders.

Mandate Of The Board

         The responsibility of the Corporation's board of directors is to oversee the conduct of the Corporation's business and to supervise management. The board discharges its responsibilities either directly or through its committees. The board met five times during 1998 and also acted through the medium of unanimous written consent.

         The board has three committees. All of these committees (except the executive committee) have a majority of members who are unrelated directors.

         During 1998, the audit committee comprised Alan G. Symons, David B. Shapira, and James G. Torrance. Its principal responsibilities are to review annual audited financial statements prior to submission to the board for approval, review the nature and scope of the annual audit, evaluate auditors' performance, review fees and make recommendations as to the appointment of auditors for the ensuing year and review the adequacy of internal accounting control procedures and systems.

         During 1998, the compensation committee comprised Douglas H. Symons, J. Ross Schofield and John K. McKeating. Mr. McKeating served as Committee Chair. The committee's role is to review the performance of the chairman and chief executive officer as regards compensation, determine compensation practices for the officers of the Corporation, periodically review the Corporation's long-range plans and policies for recruiting, developing and motivating personnel, and to make recommendations to the board concerning stock option grants.

Decisions Requiring Prior Approval Of The Board

         In general, the management of the Corporation is empowered to run the business on a day-to-day basis. The board approves the annual business and strategic plan and reviews performance against those plans on an interim basis throughout the year. Any action leading to a material change in the nature of the business of the Corporation, including any acquisition or disposition of a significant operating unit, must be approved by the directors. The directors must also approve key borrowing and financing decisions. The board also appoints the officers of the Corporation, determines directors' compensation and declares dividends (if any).

Recruitment Of New Directors

         Currently, if vacancies should occur on the board, the board seeks and receives input from individual board members and reviews the qualifications of prospective members while taking into consideration current board composition and the Corporation's needs.

Measures For Receiving Shareholder Feedback

         The board has requested management to make it aware, on an on-going basis, of any significant shareholder concerns which are communicated to management.

The Board's Expectation Of Management

         The board expects management to operate the Corporation in accordance with prudent business practices and the direction of the board. The goal of management, the Corporation and the board is to protect and enhance shareholder value while managing the Corporation in a prudent manner as a fiduciary for the Corporation's shareholders. Management is expected to provide regular financial and operating reports to the board and to make the board aware of all important issues and major business developments, especially those which have not been anticipated. Consistent with its previously enunciated goal, management is expected to seek out opportunities for business acquisitions and expansion and to forward appropriate recommendations to the board for its action.

Directors and Officers Liability Insurance

         The Corporation has purchased Directors and Officers Liability insurance from The Chubb Insurance Company of Canada (policy # 7022 9536). This coverage expires on October 27, 2000 and contains a limit of liability of $20 million.

                               Directors' Approval

         The contents of this information circular and the sending thereof have been approved by the board of directors of the Corporation.


                                                              April 13, 1999





                                                              Alan G. Symons
                                                              President and CEO

                                   APPENDIX I


Options subject to Re-Pricing, with Original Exercise Price:


                           100,301  @       $16.50
                           180,494  @       $29.00
                             7,861  @       $39.00
                            74,970  @       $40.00
                            33,000  @       $41.00
                           256,000  @       $35.00
                           -------
                           652,626